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                                                                    EXHIBIT 99.1

       ISABELLA BANK AND TRUST ANNOUNCES THE ELECTION OF RONALD SCHUMACHER

Richard J. Barz, President and CEO of Isabella Bank and Trust, has announced the election of Ronald Schumacher as chairman of Isabella Bank and Trust's Board of Directors.

Schumacher has been a member of the Board of Directors since March 1984 and has served on several committees and as chair of the loans, trust and audit committees. Schumacher also has served on the Board of Directors of IBT Bancorp since its inception in 1989.

He is a partner of A. Schumacher & Son's farming business and represents the Beal City / Weidman farming communities.

He and his wife Joan have one daughter Barbara (Randy) Yuncker, and two grandchildren, Morgan and Troy. They have been married for 47 years and live in the Beal City area.